Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MFRI, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of MFRI, Inc. of our report dated May 10, 2006, relating to the consolidated balance sheets of MFRI, Inc. and subsidiaries as of January 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended January 31, 2006 and 2005, and the related consolidated financial statement schedule, which report appears in the January 31, 2006 annual report on Form 10-K of MFRI, Inc. We consent to the use of our name as it appears under the caption “Experts.”

/ s / GRANT THORNTON LLP

Chicago, Illinois

December 15, 2006